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Exhibit 99.16

News Release
March 31, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE FILES NOTIFICATION OF LATE FILING

    Carpinteria, CA—March 31, 2000—Turbodyne Technologies, Inc. (EASDAQ:TRBD) announces that it has filed a notification of late filing of the Company's Annual Report on Form 10-K with the U.S. Securities and Exchange Commission pursuant to Rule 12b-25 and with the Market Authority of EASDAQ.

    The Company anticipates that it will file its annual report on or before April 14, 2000. The Company has not been able to complete the compilation of the requisite financial data and other narrative information necessary to enable it to have sufficient time to complete the Company's Annual Report on Form 10-K by March 30, 2000, the required filing date, without unreasonable effort and expense.

    The results for the year ended December 31, 1999 are significantly negatively affected by the bankruptcy of Pacific Baja Light Metals described in the Company's press releases dated March 15, 2000 and February 18, 2000. The disposition of Pacific Baja Light Metals will have a material adverse effect on the gross sales and net income of the Company as well as stockholder's equity. Consequently, the Company expects to incur a substantial net loss for the year ended December 31, 1999 as compared to the prior period.

    The Company's filing on Form 12b-25 is accessible on the Internet at http//www.freeedgar.com.

    Turbodyne Technologies Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines plus the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance—Investor Relations, Ken Fitzpatrick (800) 566-1130
European Investor Relations, Markus Kumbrink +49-69-975-44-665

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TURBODYNE FILES NOTIFICATION OF LATE FILING